                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                -----------------------------------------------

                          DECEMBER 31, 1999 and 1998
                          --------------------------

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
           --------------------------------------------------------

                                                                           Page
                                                                           ----
Report of Independent Accountants                                             1

Financial Statements:

  Statement of Net Assets Available for Benefits
    at December 31, 1999 and 1998                                             2

  Statement of Changes in Net Assets Available
    for Benefits for the Year Ended December 31,
    1999                                                                      3

  Notes to Financial Statements                                            4-10

Supplemental Schedules:

  Assets Held for Investment Purposes at
    December 31, 1999                                     (Schedule H, Part IV)

  Reportable Transactions - Series of
    Security Transactions                                 (Schedule H, Part IV)

Supplemental schedules not included have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Participants of the Hartmarx Savings-Investment Plan and the Plan Administration Committee of Hartmarx Corporation

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Hartmarx Savings-Investment Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules included in Schedule H, Part IV, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

June 22, 2000

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

                STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                ----------------------------------------------
                          DECEMBER 31, 1999 and 1998
                          --------------------------

                                                        1999         1998
                                                     -----------  -----------
ASSETS:
   Investments (Note 5):
     Vanguard mutual funds........................   $52,470,315  $45,560,750
     Hartmarx Corporation common stock............     6,099,247   10,774,598
     Vanguard Retirement Savings Trust............     5,011,659    3,696,606
     Unallocated deposit administration
       group annuity insurance contract...........             -    1,936,946
     Loans to participants........................     1,549,761    1,595,632
                                                     -----------  -----------

       Total Investments..........................    65,130,982   63,564,532

   Due from Hartmarx Corporation:
     Employee contributions.......................       345,913      357,405
     Employee loan repayments.....................        54,570       56,087
   Accrued investment income......................           162        5,221
                                                     -----------  -----------

       Total Assets...............................    65,531,627   63,983,245

LIABILITIES:
   Payable to Hartmarx Corporation................             -    2,476,419
   Accrued administrative expenses................        14,682            -
                                                     -----------  -----------

       Total Liabilities..........................        14,682    2,476,419
                                                     -----------  -----------

NET ASSETS AVAILABLE FOR BENEFITS................    $65,516,945  $61,506,826
                                                     ===========  ===========

                See accompanying notes to financial statements.

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
           ---------------------------------------------------------
                     FOR THE YEAR ENDED DECEMBER 31, 1999
                     ------------------------------------


    Income (loss) from:
      Mutual funds-
       Net investment gain on mutual funds...................  $ 8,205,800
                                                               -----------

      Hartmarx Corporation common stock-
       Net loss on distribution of stock
         to participants (Note 2)............................      (14,115)
       Net loss on sales of stock (Note 2)...................     (815,468)
       Unrealized depreciation...............................   (1,690,618)
                                                               -----------
         Net decrease in fair value..........................   (2,520,201)
                                                               -----------

      Other investment income-
       Earnings from Vanguard Retirement
         Savings Trust.......................................      231,346
       Interest income from participant loans................      136,614
       Other interest income.................................       99,695
                                                               -----------
            Total other investment income....................      467,655
                                                               -----------

    Total income.............................................    6,153,254

    Participants' contributions..............................    4,454,520
    Administrative expenses..................................      (24,520)
    Distributions to participants............................   (6,573,135)
                                                               -----------

    Net increase in net assets...............................    4,010,119

    Net assets available for benefits:
      Beginning of year......................................   61,506,826
                                                               -----------

      End of year............................................  $65,516,945
                                                               ===========

                See accompanying notes to financial statements.

                     THE HARTMARX SAVINGS-INVESTMENT PLAN
                     ------------------------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 - Plan Description:
-------------------------

The Hartmarx Savings-Investment Plan (the "Plan") is a defined contribution plan available to employees of Hartmarx Corporation ("Hartmarx") and certain subsidiary and affiliated companies (collectively with Hartmarx, the "Employers") meeting specified requirements as to length of service and age and who are not included in a collective bargaining unit having a labor agreement providing retirement benefits. Eligible employees electing to participate in the Plan automatically participate in the Hartmarx Retirement Income Plan, a noncontributory defined benefit plan, and in the Hartmarx Employee Stock Ownership Plan ("ESOP"), a trusteed employee stock ownership plan. The Plan Administrator is the Plan Administration Committee of Hartmarx. Vanguard Fiduciary Trust Company, a trust company and wholly owned subsidiary of The Vanguard Group, Inc., is the custodian of all Plan funds.

Participant Contributions:
-------------------------

Participants may contribute from 1% to 16% (in whole percentages) of their annual earnings through regular payroll deductions. The first 6% of earnings contributed are considered "matched" contributions and determine the Employer contributions as described below. Contributions in excess of 6% of earnings are considered "voluntary" contributions and are not matched with Employer contributions. At the election of the participant, participant contributions in excess of 1% of earnings may be made on a pre-tax basis under Section 401(k) of the Internal Revenue Code ("Code") (to a statutory limit of $10,000 in 1999), or on an after-tax basis; the first 1% of participant earnings contributed are on an after-tax basis. Under certain circumstances provided for by Internal Revenue Service regulations, participant contributions on both pre-tax and after-tax bases may be further limited. Refunds of participant contributions determined to be in excess of these regulatory limits are included in distributions to participants in the accompanying financial statements. Participants may change or cease contributions without withdrawing from the Plan as participants.

Employer Contributions:
----------------------

Since 1989, Employer contributions required by the Plan have been made to the ESOP in lieu of the Plan. Effective July 1, 1998, the Employer contributions were 25% of the first 3% of each participant's earnings withheld as matched contributions and 10% of all other matched participant contributions. Effective July 1, 1999, the Employer contributions were increased to 25% of all matched participant contributions. Employer contributions in 1999 aggregated $615,522. Employer contributions are subject to maximum limits set by the Code and incorporated in the Plan and the ESOP. Employer payments to the ESOP also include additional amounts required for interest and principal owed by the ESOP on a loan payable to Hartmarx. Employer payments to the ESOP for 1999 aggregated $2,487,951.

Vesting:
-------

Participants are fully vested in their contributions to the Plan and related earnings at all times. Participants become 33-1/3% vested in Employer contributions and related earnings after three complete years of service, 66-2/3% vested after four complete years of service and 100% vested after five years of service. Active participants also become fully vested in Employer contributions and related earnings at the earlier of (1) death; (2) reaching age 65; or, (3) upon the occurrence of certain specified events deemed to be a change in control of Hartmarx. Vesting in ESOP Employer contribution accounts and related earnings is generally on the same basis as for the Plan.

For participants who terminate employment with an Employer, nonvested Employer contributions and related earnings are withheld and, if the participant incurs five consecutive one year breaks in service, forfeited. Forfeitures can be applied to reduce Employer contributions or they can be applied to pay administrative costs of the Plan.

At December 31, 1999, the Plan's financial statements include the balance of nonvested Employer contributions and related earnings of terminated participants who had not incurred five consecutive one year breaks in service aggregating the equivalent of 4,868 shares of Hartmarx common stock with a market value of $19,778 and 27,221 units of the VMMR Prime Portfolio with a market value of $27,221.

There are no priorities for distribution of assets upon termination of the Plan. If the Plan were terminated, participants would become fully vested in their account balances, including participant and Employer contributions and related earnings, and former participants who had not incurred five consecutive one year breaks in service would become fully vested in the balances of nonvested Employer contributions and related earnings.

Participant Loans:
-----------------

Participants may borrow that portion of their account attributable to participant contributions and related earnings within percentage and dollar limits and at rates and terms permitted by the Code and specified in the Plan. Loans are repayable over periods of one to five years (usually through payroll deduction), with the exception that a loan to purchase a primary residence may be repaid over a term as long as 15 years. Interest is charged at a rate which exceeds the prime rate at the inception of the loan which, at December 31, 1999, is 1% over the prime rate. Interest and principal payments are credited directly to the borrowing participant's accounts according to the funds selected for current contributions.

A participant receiving a loan is charged a loan origination fee and an annual administration fee which is deducted from the participant's account in each year the loan is outstanding. Loan origination and annual administration fees were $40 and $20, respectively, in 1999 and 1998.

Administrative Expenses:
-----------------------

Administrative expenses of the Plan are comprised of trustee, recordkeeping, auditing and loan fees. Administrative expenses not paid by the Plan are payable by Hartmarx. Administrative fees for 1999 of $24,520 paid by the Plan represent loan fees, which were deducted from participant accounts, and recordkeeping and trustee fees paid from forfeitures of nonvested Employer contributions and related earnings. For 1999,Hartmarx paid $95,171 of direct Plan administrative fees and an additional $9,820 of fees for the joint administration of the Plan and the ESOP.

Distributions and Withdrawals:
-----------------------------

Vested account balances are generally distributed upon the participant's retirement, termination of employment, disability or death. Participants may also receive vested account balances while remaining employed by an Employer upon withdrawal from the Plan, but withdrawals for participants under age 59-1/2 are generally limited to vested Employer contributions and after-tax participant contributions, except that pre-tax participant contributions may also be distributed in certain circumstances. Distributions and withdrawals are normally made in cash, except that a participant may elect to receive distributions and certain withdrawals from the Hartmarx Stock Fund and the ESOP in the form of shares of Hartmarx common stock.

NOTE 2 - Significant Accounting Policies:
----------------------------------------

The financial statements of the Plan are prepared in accordance with generally accepted accounting principles and necessarily include certain amounts based on the Plan Administrator's informed estimates and judgments, giving due consideration to materiality. Actual results could differ from those estimates, but the Plan Administrator believes such differences would not materially affect the Plan's net assets available for benefits or changes therein.

Investments in publicly-traded securities and in mutual funds are carried at published market values and net asset values, respectively. Investments in the Vanguard Retirement Savings Trust, a collective investment trust, are carried at fair value which approximates the contract values of the Trust's investment contracts. Investments in unallocated group annuity insurance contracts are carried at estimated fair values. Loans to participants represent the unpaid principal balance.

Income from investments is recorded as earned. Investment gains (losses) and unrealized appreciation (depreciation) have been reported in the financial statements on a current value reporting basis. Accordingly, net gain (loss) on sales of investments represents the difference between (a) the proceeds realized from the sales of mutual funds and Hartmarx common stock and (b) the market value of those investments at the earlier of the beginning of the year or at the date of acquisition during the year. The net loss on distributions of Hartmarx common stock to participants represents the difference between the market value of the stock on the date of distribution and the market value at the beginning of the year. Unrealized appreciation (depreciation) represents the difference between (a) the year-end market value of mutual funds and common stock held and
(b) the cost of investments purchased during the year (including Hartmarx stock purchased with participant contributions to the Hartmarx Stock Fund at 90% of average trading prices) or the market value at the beginning of the year for investments held to year-end.

Distributions include unpaid loan balances of withdrawing participants, proceeds from the liquidation of participant investments and the market value of Hartmarx common stock distributed.

NOTE 3 - Investment Programs:
----------------------------

The following investment options were available:

 Vanguard mutual funds (registered investment companies):

   Fixed Income Securities Fund (VFISF) GNMA Portfolio, an income fund which invests in Government National Mortgage Association certificates.

   Money Market Reserves (VMMR) Prime Portfolio, a money market mutual fund investing in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies.

   Index Trust - 500 (Index 500) Portfolio, a growth and income fund which invests in all of the stocks included in the Standard & Poor's 500 index.

   STAR Fund - STAR Portfolio, a balanced fund which invests 60%-70% of its assets in six Vanguard equity funds, with the remaining assets invested in four Vanguard fixed-income portfolios.

   PRIMECAP Fund, a growth fund which invests primarily in common stocks with high growth potential.

   International Growth Portfolio, a growth fund which invests primarily in stocks of companies based outside of the United States.

   Small-Cap Index Fund, a growth and income fund which invests in a large sample of stocks in the Russell 2000 Index, an unmanaged index of smaller companies.

Hartmarx GIC Fund, an investment contract fund which is invested in the Vanguard
   Retirement Savings Trust, which primarily holds contracts issued by insurance companies and banks, and in a restructured investment contract with an insurance company. Upon the maturity of the restructured contract in 1999, the Fund's investments were composed entirely of the Vanguard Retirement Saving Trust, which replaced this fund.

Vanguard Retirement Savings Trust, a collective investment trust invested primarily in investment contracts issued by insurance companies and commercial banks and similar types of fixed-principal investments.

Hartmarx Stock Fund, which invests primarily in Hartmarx common stock.
   Participant contributions and earnings thereon are credited to participant accounts based on shares of Hartmarx common stock at 90% of the average trading prices as reported in the New York Stock Exchange-Composite Transaction quotations on the date the shares are purchased or deemed to be purchased by the Plan;

     participant loan repayments and transfers to the Fund are credited to participant accounts at the closing market price. Effective during the first quarter of 1999, the Plan's purchases of Hartmarx common stock for all transactions other than participant contributions are being made in the open market. Previously, while the Plan had the option to purchase Hartmarx common stock either directly from Hartmarx or in the open market, the majority of shares acquired were purchased from Hartmarx Corporation. Shares acquired with participant contributions are purchased from Hartmarx at 90% of the average trading prices credited to participant accounts for contributions. Shares acquired in 1999 with funds from loan repayments and transfers to the Hartmarx Stock Fund were purchased in the open market and from Hartmarx at market prices. Employer contributions to the Plan prior to 1989 are restricted to the Hartmarx Stock Fund.

The Vanguard mutual funds and Vanguard Retirement Savings Trust are managed by an affiliate of Vanguard Fiduciary Trust Company.

A participant may select more than one investment option. Participants may change investment options and transfer previously contributed balances as often as once a month. Participants are assigned units in each investment program fund.

Investment in each fund option is at the participants' direction, except that Employer contributions prior to 1989 and related earnings aggregating $322,487 and $511,062 at December 31, 1999 and 1998, respectively, are restricted to the Hartmarx Stock Fund.

With the exception of the Vanguard Retirement Savings Trust/Hartmarx GIC Fund and the Loan Fund, the market value of the investments of each Fund (Hartmarx stock or mutual funds) are published for each business day, and changes in the market value produce similar changes in the unit values of each Fund. A summary of units and unit values for the Hartmarx Stock Fund, the Vanguard Retirement Savings Trust/Hartmarx GIC Fund is as follows:

                                 December 31, 1999    December 31, 1998
                               --------------------- -------------------
                                 Units    Unit Value   Units   Unit Value
                               ---------  ---------- --------- ----------
Hartmarx Stock Fund            1,170,535   $  5.42   1,427,757   $  7.70
Vanguard Retirement Savings
 Trust/Hartmarx GIC Fund       5,011,659   $  1.00   5,633,552   $  1.00

Unit values are based primarily on investment assets of each fund, net of liabilities due Hartmarx, but do not include employee contributions and loan repayments receivable and expenses payable.

NOTE 4 - Taxes:
--------------

The Plan is intended to be a qualified employee benefit plan under Section 401(a) of the Internal Revenue Code, exempt from federal income tax, with participants not being subject to tax on Employer contributions or earnings of the Trust prior to receiving benefits under the Plan. On April 5, 1996, the Internal Revenue Service issued a favorable determination letter with respect to the qualified status of the Plan in connection with amendments which became effective January 1, 1989. The Plan Administrator believes that the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, the Plan Administrator believes a provision for federal income taxes in the accompanying financial statements is not required.

NOTE 5 - Investment Information:
-------------------------------

The following summarizes the Plan's investments at December 31, 1999 and 1998:

                                                                 1999
                                                     --------------------------
                                                     Stock shares,
                                                      Fund/Trust       Fair
                                                         units         value
                                                     -------------  -----------
At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio.............................        592,824  $ 5,845,248
  VMMR Prime Portfolio.............................      5,730,354    5,730,354
  Index 500 Portfolio..............................        123,318   16,688,631
  STAR Fund Portfolio..............................        420,601    7,659,151
  PRIMECAP Fund....................................        226,940   14,086,196
  International Growth Portfolio...................         93,074    2,093,235
  Small-Cap Index Fund.............................         15,572      367,500
                                                                    -----------
     Total Vanguard Mutual Funds...................                  52,470,315
Hartmarx Corporation Common Stock..................      1,501,353    6,099,247
                                                                    -----------
                                                                     58,569,562
                                                                    -----------
At estimated fair value:

Vanguard Retirement Savings Trust..................      5,011,659    5,011,659
Loans to participants..............................                   1,549,761
                                                                    -----------
                                                                      6,561,420
                                                                    -----------

     Total investments.............................                 $65,130,982
                                                                    ===========


                                                                 1998
                                                     --------------------------
                                                     Stock shares,
                                                      Fund/Trust       Fair
                                                     units or cost     value
                                                     -------------  -----------

At quoted market value or net asset value:

Vanguard Mutual Funds:
  VFISF-GNMA Portfolio.............................        706,865  $ 7,386,740
  VMMR Prime Portfolio.............................      7,253,932    7,253,932
  Index 500 Portfolio..............................        114,066   12,997,854
  STAR Fund Portfolio..............................        430,554    7,732,750
  PRIMECAP Fund....................................        177,685    8,468,486
  International Growth Portfolio...................         91,686    1,720,940
  Small-Cap Index Fund.............................              2           48
                                                                    -----------
     Total Vanguard Mutual Funds...................                  45,560,750
Hartmarx Corporation Common Stock..................      1,915,484   10,774,598
                                                                    -----------
                                                                     56,335,348
                                                                    -----------
At estimated fair value:

Vanguard Retirement Savings Trust..................      3,696,606    3,696,606
Unallocated group annuity insurance contract:......
  MBL Life Assurance Corp..........................      $1,936,946   1,936,946
Loans to participants..............................                   1,595,632
                                                                    -----------
                                                                      7,229,184
                                                                    -----------

     Total investments.............................                 $63,564,532
                                                                    ===========

The Vanguard Retirement Savings Trust's average yield during 1999 and 1998 was 5.93% and 6.15%, respectively, and the yield as of December 31, 1999 and 1998 was 5.87% and 5.93%, respectively. The yield of the Vanguard Retirement Savings Trust is subject to adjustment daily based on interest credited and earnings on the Trust's investment contracts.

The MBL Life Assurance Corporation group annuity insurance contract at December 31, 1998 was a restructured investment contract received during 1994 under a rehabilitation plan, replacing an earlier contract with The Mutual Benefit Life Insurance Company. The restructured investment contract matured on July 1, 1999 and all participant account balances in the Hartmarx GIC Fund were transferred into the Vanguard Retirement Savings Trust.

The restructured contract's yield during both 1999 and 1998 was 5.1%. The restructured investment contract, reported in the Plan's financial statements was at estimated fair value, representing the contract value at December 31, 1998 less a valuation reserve of $42,758.

Note 6 - Risks and Uncertainties:
---------------------------------

The Plan provides for various investment options in shares of registered investment entities which invest in any combination of stocks, bonds, fixed income securities and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-03169) of Hartmarx Corporation of our report dated June 22, 2000 relating to the financial statements of the Hartmarx Savings-Investment Plan appearing on page 1 of Exhibit 99 to the 1999 Annual Report on Form 10-K of Hartmarx Corporation, filed with this Form 10K-A.


PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
June 23, 2000

                                                             Schedule H, Part IV
                                                             -------------------
                                                                (Page 1 of 2)


                     THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002

                               PART IV - ITEM 4i
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AT DECEMBER 31, 1999
                             --------------------
Identity of Party,
 Description of                  Maturity  Interest   Historical     Current
   Investment                      Date      Rate        Cost         Value
------------------               --------  ---------  -----------  -----------

Line 1c(8)
----------

* Loans to Participants Various             7%-11.5%  $       -0-  $ 1,549,761
                                                      ===========  ===========

Line 1c(9)
----------

* Vanguard Retirement Savings
  Trust (5,011,659 units)                             $ 5,011,659  $ 5,011,659
                                                      ===========  ===========

Line 1c(13)
-----------

* VMMR - Prime Portfolio
  (5,730,354 shares)                                  $ 5,730,354  $ 5,730,354

* VFISF-GNMA Portfolio
  (592,824 shares)                                      6,073,495    5,845,248

* Index 500 Portfolio
  (123,318 shares)                                      9,920,884   16,688,631

* STAR Fund Portfolio
  (420,601 shares)                                      6,833,343    7,659,151

* PRIMECAP Fund
  (226,940 shares)                                      9,330,248   14,086,196

* International Growth
  Portfolio
  (93,074 shares)                                       1,621,475    2,093,235

* Small-Cap Index Fund
  (15,572 shares)                                         341,885      367,500
                                                      -----------  -----------

                                                      $39,851,684  $52,470,315
                                                      ===========  ===========

* Party-in-interest to the Plan.

                                                             Schedule H, Part IV
                                                             -------------------
                                                                (Page 2 of 2)


                      THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002

                               PART IV - ITEM 4i
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 1999
                              --------------------


Identity of Party,
 Description of       Maturity   Interest      Par      Historical    Current
    Investment         Date        Rate       Value        Cost        Value
------------------   ---------   --------     -----        ----       -------

Line 1d(1)
----------

*Hartmarx Corporation
 Common stock
 (1,501,353 shares)                          $ 2.50    $8,717,209    $6,099,247
                                                       ==========    ==========


* - Party-in-interest to the Plan.

                                                             Schedule H, Part IV
                                                             -------------------
                                                                (Page 1 of 1)

                       THE HARTMARX SAVINGS-INVESTMENT PLAN

                    EIN: 36-3217140           Plan No.: 002
            PART IV - ITEM 4j - SCHEDULE OF REPORTABLE TRANSACTIONS
          SERIES OF SECURITY TRANSACTIONS EXCEEDING 5% OF PLAN ASSETS
                            1/1/99 THROUGH 12/31/99

                                                                    Current
                                                                    Value of
                                                     Historical     Asset On
Identity of Party/           Purchase     Selling      Cost of     Transaction  Net Gain
Description of Asset           Price       Price        Asset         Date      or (Loss)
--------------------        ----------  ----------   ----------    ----------  -----------
Hartmarx Corporation
 Common stock               $2,098,479  $        -   $2,098,479    $2,163,796  $    65,317
 Common stock                        -   4,136,770    5,437,048     4,136,770   (1,300,278)

Vanguard Retirement
 Savings Trust
 Trust units                 5,516,883           -    5,516,883     5,516,883            -
 Trust units                         -     505,224      505,224       505,224            -

VMMR Prime Portfolio
 Mutual fund shares          4,051,403           -    4,051,403     4,051,403            -
 Mutual fund shares                  -   3,131,076    3,131,076     3,131,076            -

Vanguard GNMA Portfolio
  Mutual fund shares         2,105,880           -    2,105,880     2,105,880            -
  Mutual fund shares                 -   3,254,831    3,301,868     3,254,831      (47,037)

Vanguard Index Trust
  500 Portfolio
  Mutual fund shares         4,675,682           -    4,675,682     4,675,682            -
  Mutual fund shares                 -   3,620,170    2,704,482     3,620,170      915,688

Vanguard STAR Fund
  STAR Portfolio
  Mutual fund shares         2,084,876           -    2,084,876     2,084,876            -
  Mutual fund shares                 -   2,273,724    2,071,027     2,273,724      202,697

Vanguard PRIMECAP Fund
  Mutual fund shares         5,581,805           -    5,581,805     5,581,805            -
  Mutual fund shares                 -   2,891,816    2,238,163     2,891,816      653,653
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